SoFi Completes Acquisition of Golden Pacific Bancorp, Inc.

Plans to Officially Launch SoFi Checking and Savings with up to 1.00% APY in the Coming Weeks

SAN FRANCISCO, CALIF. - February 2, 2022 - SoFi Technologies, Inc. (“SoFi”), the digital personal finance company, today announced the completion of its acquisition of Golden Pacific Bancorp, Inc. (OTCPK: GPBI) and its wholly owned subsidiary Golden Pacific Bank, National Association (“Golden Pacific Bank” and together with Golden Pacific Bancorp, Inc., “GPB”). Golden Pacific Bank is a Sacramento, California-based community bank that is regulated by the Office of the Comptroller of the Currency (“OCC”) and has approximately $150 million in assets.

With this acquisition, SoFi will be able to offer improved features to members to help them get their money right. In the coming weeks, SoFi will offer better banking through, among other things, a more user-friendly interface, automated savings, as well as differentiated checking and savings accounts for easy budgeting. Additionally, SoFi will offer an industry-leading annual percentage yield up to 1.00%1 for members, providing 33 times the national average interest on balances2.

The decision to acquire Golden Pacific Bank, announced last year, was a key strategic step in SoFi’s path to obtaining a national bank charter, and was recently approved by the OCC and the Federal Reserve. SoFi plans to contribute $750 million in capital and pursue its national, digital business plan while maintaining Golden Pacific Bank’s community bank business and footprint, including Golden Pacific Bank’s current three physical branches in Sacramento, Live Oak, and Yuba City, California.

With this transaction, Golden Pacific Bank has been renamed SoFi Bank, National
Association (“SoFi Bank, N.A.”) and Golden Pacific Bank’s community bank business will now operate as a division of SoFi Bank, N.A. Golden Pacific Bank President and Chief Executive Officer Virginia Varela will continue to lead the Golden Pacific Bank community bank business under the direction of Chad Borton, who will serve as President of SoFi Bank, N.A.

"This announcement reflects SoFi’s ongoing mission to help people achieve financial independence and realize their ambitions," said Anthony Noto, CEO of SoFi. "Through this acquisition, Golden Pacific Bank members can expect an elevated digital and more robust mobile banking experience to serve local businesses and individual customers. I thank Virginia and her staff for being a great ally in this process and look forward to building on Golden Pacific’s reputation of being a local, community-centered institution that puts its members first."

“This new partnership will enhance our ability to provide the highest level of service while offering our customers a suite of products designed to help them get their money right,” said Virginia Varela, Golden Pacific Bank President and Chief Executive Officer. “I look forward to working hand in hand with our new team as we continue to deepen our community banking experience in Sacramento and surrounding counties.”

Golden Pacific Bank has received shareholder approval for the transaction. Wachtell, Lipton, Rosen & Katz is serving as legal advisor and Piper Sandler & Co. is serving as financial advisor to SoFi. Janney Montgomery Scott LLC is acting as financial advisor and Hogan Lovells US LLP is acting as legal advisor to Golden Pacific Bank.

About SoFi
SoFi helps people achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our nearly three million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit SoFi.com or download our iOS and Android apps.

Cautionary Statement Forward-Looking Statements
This Press Release contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations; anticipated trends and prospects in the industries in which our business operates; new products, services and related strategies; our ability to fund Golden Pacific Bank’s strategy; and the impact on our business of the regulatory environment and increased complexities with compliance that accompany regulation as a bank holding company. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Press Release, words such as “aim”, “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements represent our current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting us will be those that we have anticipated. Among those risks and uncertainties are our ability to achieve the value creation contemplated by the Merger, including our ability to enhance our existing financial products and offer more competitive rates for our members, the impact of additional regulation as a result of becoming a bank holding company, our ability to operate SoFi Bank pursuant to its operating agreement with the Office of the Comptroller of the Currency, changes in government regulations, market conditions, including market interest rates, the trading price and volatility of our common stock and risks relating to our business, including those described in periodic reports that we file from time to time with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com/), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for, tax, legal or accounting advice. You should consult your own tax, legal and accounting advisors before engaging in any transaction.

Contact

Media
Rachel Rosenzweig
rrosenzweig@sofi.com

Investor Relations
Andrea Prochniak
aprochniak@sofi.com

SoFi Bank, N.A, Member FDIC. 2750 E Cottonwood Pkwy STE 300, Salt Lake City, UT 84121.
© 2022 SoFi Technologies, Inc. All rights reserved.

1 SoFi Banking members with direct deposit can earn 1.00% annual percentage yield (APY) interest on the first $50,000 of their balances for their checking and savings accounts, plus the cumulative total of all Vault balances, for up to $150,000 total deposits. Balances over $50,000 in each category will earn 0.05% APY. Members without direct deposit will earn 0.25% APY on account balances. Interest rates are variable and subject to change at any time. Rate of 1.00% APY is current as of 12/15/2021. Additional information can be found at http://www.sofi.com/legal/banking-rate-sheet.

2 33x based on average interest checking of 0.03% from the weekly rate cap as of 11/15/21.